TERMS AND CONDITIONS OF A CLASS PERFORMANCE SHARES
OF URANIUM RESOURCES, INC.

The terms of the A Class Performance Shares are as follows:

(a)

(Shares) An A Class Performance Share is a share in the capital of Uranium Resources, Inc. (“Company”).

(b)

(General Meeting) An A Class Performance Share confers on the holder of it ("Holder") the right to receive notices of meetings and financial reports and accounts of the Company that are circulated to the Company’s stockholders. The Holder has the right to attend meetings of the Company’s stockholders.

(c)

(No Voting Rights) An A Class Performance Share does not entitle the Holder to vote on any resolutions proposed at a meeting of the Company’s stockholders.

(d)

(No Dividend Rights) An A Class Performance Share does not entitle the Holder to any dividends.

(e)

(No Rights on Winding Up) An A Class Performance Share does not confer on the Holder any right to participate in the surplus profits or assets of the Company upon winding up of the Company.

(f)

(Not Transferable) An A Class Performance Share is not transferable, except that an A Class Performance Share may be distributed or transferred to those persons who were registered as shareholders of Aldridge Uranium Limited (Aldridge) on the record date for determining entitlements to the A Class Performance Shares (Record Date) under the proposed scheme of arrangement transaction involving Aldridge and Anatolia Energy Limited, in proportion to their Aldridge shareholding on the Record Date.

(g)

(Reorganisation of Capital) If at any time the issued capital of the Company is reconstructed, an A Class Performance Share may be treated in accordance with the ASX Listing Rules at the time of reorganisation.

(h)

(Application to ASX) A Class Performance Shares will not be quoted on ASX. However, upon conversion of an A Class Performance Share, the Company must within seven (7) days after the conversion, apply for the official quotation of the Shares (in the form of Chess Depositary Interests or otherwise) arising from the conversion on ASX.

(i)

(No Other Rights) An A Class Performance Share gives the Holder no rights other than those expressly provided by these terms and those provided at law where such rights at law cannot be excluded by these terms.

(j)

(Conflict with US Law) In the event of any conflict between (x) these terms, or matters of law incorporated herein, and (y) any United States federal or state law or regulation, including United States securities laws, applicable to the Company, its affiliates, or a Holder, the laws of the United States shall prevail and these terms of the A Class Performance Share shall be deemed amended such that they comply with such United States laws.

Conversion of A Class Performance Shares

(a)

(Conversion) If the Project is found to have a JORC Code compliant resource estimate of in excess of 18 million pounds but less than 20 million pounds of contained U308, all of the A Class Performance Shares on issue will automatically convert to a total of 233,146 Shares for each 1 million pounds of contained U308 in that resource estimate (Performance Hurdle) in excess of 18 million pounds (such that each A Class Performance Share will convert to 0.0199403 Shares for each 1 million pounds of contained U308 in that resource estimate in excess of 18 million pounds) (the calculation being illustrated in Schedule 6 Part B attached to the Scheme Agreement), with a fraction of a Share to which a Holder is entitled being rounded up or down to zero or 1 (whichever is nearer) and 0.5 being rounded up to one Share.

(b)

(Frequency of Conversion) Conversion will be made on achievement of each of the Performance Hurdles (as per (a), above). The maximum number of Shares which have yet to be converted on an A Class Performance Share at any given time is that number of Performance Hurdles previously achieved for which Shares have been issued deducted from 5 and multiplied by 0.0199403.

TERMS AND CONDITIONS OF A CLASS PERFORMANCE SHARES
OF URANIUM RESOURCES, INC.

(c)

(Conversion Procedure) Upon conversion of the A Class Performance Shares the Company will issue each Holder with a new holding statement for the relevant number of Shares.

(d)

(Ranking of ordinary shares) The Shares into which the A Class Performance Shares convert will rank pari passu in all respects with existing Shares.

(e)

(Lapse) If the A Class Performance Shares have not otherwise been converted to Shares by the date which is 5 years after the date of their original issue, those A Class Performance Shares held by each Holder will automatically be forfeited and may then be cancelled by resolution at a general meeting pursuant to section 258D of the Corporations Act or equivalent action under the laws of the State of Delaware.

In this Schedule 1, the following definitions apply:

Aldridge Options means an option to subscribe for an AUI Share that is on issue on the date of this agreement (details of all of such options being as set out in Schedule 9 of the Scheme Agreement).

AUI means Aldridge Uranium Ltd.

AUI Share means a fully paid ordinary share in the capital of AUI.

Company means Uranium Resources, Inc.

Earn-in Period has the meaning given to that term in the Scheme Agreement.

Joint Venture has the meaning given to that term in the Scheme Agreement.

Project has the meaning given to that term in the Scheme Agreement.

Scheme Agreement means the "Scheme of Arrangement Implementation and Farm-In Joint Venture Agreement" entered into by AWH Corporation Ltd. on or about 3 March 2010 pursuant to which AWH Corporation Ltd. may acquire up to a 75% shareholding in AUI.

Share means a fully paid ordinary share in the capital of the Company.

Shareholder means a holder of a Share.